Exhibit 99.1

NEWS RELEASE

DRESS BARN, INC. REPORTS FIRST QUARTER FISCAL YEAR 2011
SALES RESULTS

-- Quarterly Comparable Sales Increase 4% --

SUFFERN, NY – November 4, 2010 - Dress Barn, Inc. (NASDAQ - DBRN) today reported its fiscal 2011 first quarter sales results.  Net sales for the thirteen-week fiscal first quarter ended October 30, 2010 increased 77% to $713.3 million compared to $404.1 million for the thirteen-week fiscal first quarter ended October 24, 2009.  The overall increase was primarily due to the inclusion of Justice sales of $290.6 million.  Comparable store sales during this period, for stores open at least one year, increased 4%.

The Company’s net sales and comparable store sales by brand for the fiscal first quarter were as follows:

	Fiscal First Quarter
	Net Sales ($ millions)			Comparable Store Sales (A)
	Quarter Ended
	Oct. 30, 2010	Oct. 24, 2009	% Inc/(Dec)	% Inc/(Dec)
dressbarn	$240.2	$248.0	-3%	-3%
maurices	182.5	156.1	17%	9%
Justice	290.6	--	--	8%
Dress Barn, Inc.	$713.3	$404.1	77%	4%

(A) Justice comparable store sales are based on stores that had sales on the same day in both the current year and the previous year which were operated by Tween Brands, Inc. prior to the merger. The Company’s total comparable store sales increase also reflects Justice’s comparable store sales.

Commentary

David R. Jaffe, President and Chief Executive Officer commented, “We are pleased by both our consolidated comparable store sales performance for the quarter and our healthy maintained level of gross profitability. As we look to the Holiday season, we believe we have the opportunity to maintain our momentum."

Conference Call Information

The Company will conduct a conference call, November 18, 2010 at 4:30 PM Eastern Time to review its first quarter fiscal 2011 results followed by a question and answer session. Parties interested in participating in this call should dial in at (617) 213-8842 prior to the start time, the passcode is 39922459. The call will also be simultaneously broadcast at www.dressbarninc.com.  A recording of the call will be available shortly after its conclusion and until December 18, 2010 by dialing (617) 801-6888, the passcode is 98436870.

About Dress Barn, Inc.

Dress Barn, Inc. (NASDAQ - DBRN), is a leading national specialty retailer of apparel for women and tween girls operating under the dressbarn, maurices and Justice names. The Company operates 2,487 stores.

dressbarn stores offer casual, career and special occasion fashion apparel and accessories at value prices for women ages 35-55, operating 838 stores in 47 states. maurices stores offer casual and career apparel and accessories at great values to the fashion-conscious woman, ages 17-34 with a 20-something attitude, and operate 758 stores in 44 states. Justice stores offer trend-right apparel and accessories at value prices for tween girls ages 7-14 and operate 891 stores in 46 states and Puerto Rico.

For more information, please visit www.dressbarn.com, www.maurices.com and www.shopjustice.com.

Forward-Looking Statements
Certain statements made within this press release may constitute “forward-looking statements”, within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. The Company does not undertake to publicly update or review its forward-looking statements even if experience or future changes make it clear that our projected results expressed or implied will not be achieved. Detailed information concerning a number of factors that could cause actual results to differ materially from the information contained herein is available in our most recent report on Form 10-K for the year ended July 31, 2010.

CONTACT:	Dress Barn, Inc.
Investor Relations
(845) 369-4600